EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

For additional information please contact:

Carolina Bank

Mr. Robert T. Braswell, President and CEO

P. O. Box 10209, Greensboro, North Carolina 27404

Telephone: 336-286-8740 – Email: b.braswell@carolinabank.com

Carolina Bank Holdings announces third quarter results

Greensboro, NC, October 14, 2003 – Robert T. Braswell, President and Chief Executive Officer of Carolina Bank Holdings, Inc (CLBH) announced operating results for the quarter ending September 30, 2003.

Commenting on the company’s performance Braswell stated, “In terms of total assets and net income, this was our best quarter ever. The company’s outstanding results were supported by continued strong loan and non-interest income growth. In addition, our Asheboro office made meaningful contributions to our growth in both loans and deposits, providing solid support of our decision to open an office in Randolph county.”

Comparing the quarter ending 9/30/02 to the quarter ending 9/30/03, total assets increased 24 percent to $ 212.1 million; net loans increased 21 percent to $153.9 million; and deposits increased 16 percent to $168.7. Net income for the third quarter 2003, before securities gains, increased 97 percent to $316,146.

In December 2002, the company issued 805,000 shares of new stock; prior to the end of the third quarter 2003, certain bank staff and former company board member redeemed company stock options. The effect of these events diluted earnings per share for the third quarter of 2003. Therefore, company earnings per share did not increase as significantly as did net income.

Carolina Bank Holdings, Inc had 1,041,410 shares outstanding at September 30, 2002 and 1,869,075 shares outstanding at September 30, 2003. Consequently, diluted earnings per share increased only six percent from the third quarter 2002 to the third quarter 2003. Earnings per share for the third quarter of 2003 was $.17 per share.

Carolina Bank Holdings, Inc. operates Carolina Bank, Greensboro, NC as a wholly owned subsidiary. The Bank has four branch offices, three in Greensboro at Friendly Shopping Center, Lawndale Drive and New Garden Road and one branch in Asheboro, North Carolina.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

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Please see the attached table, “Selected Financial Information.”

It is an integral part of this communication

CAROLINA BANK HOLDINGS, INC.

Selected Financial Information

	2003			2002		Years Ended
(in thousands, except per share)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	2002	2001	2000
OPERATING INCOME SUMMARY
Interest income	$2,404	$2,417	$2,341	$2,376	$2,319	$9,085	$9,016	$8,002
Interest expense	853	878	977	1,021	1,054	4,152	5,397	4,464
Net interest income	1,551	1,539	1,364	1,355	1,265	4,933	3,619	3,538
Provision for loan losses	95	135	237	190	175	685	391	332
Non-interest inc. bfr securities/REO inc.	432	326	371	335	268	911	557	280
Securities/REO gains (losses), net	(25)	(85)	53	—	20	20	129	—
Non-interest expenses	1,369	1,268	1,222	1,169	1,079	4,266	3,386	2,642
Income before income taxes	494	377	329	331	299	913	528	844
Income taxes	178	127	99	91	125	312	126	302
Net income	$316	$250	$230	$240	$174	$601	$402	$542
PER COMMON SHARE
Basic	$0.17	$0.13	$0.12	$0.20	$0.17	$0.56	$0.39	$0.53
Diluted	0.17	0.13	0.12	0.20	0.16	0.55	0.39	0.53
Book Value (on outstanding shares)	10.19	10.16	10.05	9.93	9.88	9.93	9.29	8.88
ASSET QUALITY
Allowance for loan losses	$2,023	$1,942	$1,904	$1,661	$1,626	$1,661	$1,369	$1,187
Non-performing loans	899	376	1,384	37	395	37	443	254
Repossesed assets	216	114	199	648	478	648	—	—
Net loan chargeoffs (recoveries)	14	97	(6)	155	80	393	209	51
Allowance for loan losses to loans	1.30%	1.30%	1.33%	1.25%	1.26%	1.25%	1.26%	1.40%
Non-performing assets to total assets	0.53%	0.24%	0.81%	0.36%	0.51%	0.36%	0.29%	0.23%
AVERAGE BALANCES
Loans	$152,488	$147,928	$141,065	$130,888	$126,628	$121,446	$95,602	$71,497
Earning assets	191,784	187,570	181,565	168,176	161,663	155,420	122,273	90,743
Total assets	203,986	196,909	192,565	176,790	169,685	163,337	129,022	95,350
AT PERIOD END
Loans before allowance	$155,937	$149,892	$143,374	$133,045	$128,775	$133,045	$108,882	$84,815
Total assets	212,126	201,375	194,931	189,871	170,935	189,871	151,515	112,498
Deposits	168,706	165,868	161,743	154,878	145,564	154,878	124,654	97,331
Stockholders’ Equity	19,057	18,937	18,549	18,344	10,287	18,344	9,590	9,168
RATIOS ANNUALIZED
Net yield—avg interest earning assets	3.23%	3.28%	3.00%	3.22%	3.13%	3.17%	2.96%	3.90%
Return on average assets	0.62%	0.51%	0.48%	0.54%	0.41%	0.37%	0.31%	0.57%
Net charge-offs to average loans	0.04%	0.26%	-0.02%	0.47%	0.25%	0.32%	0.22%	0.07%
Efficiency ratio (excl security/REO trans.)	0.69	0.68	0.70	0.69	0.70	0.73	0.81	0.69

Note: Quarterly information is unaudited.